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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-191)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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ASPEN TECHNOLOGY, INC.
200 Wheeler Road
Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on December 16, 2010

Dear Stockholder:

        We invite you to attend our annual meeting of stockholders, which is being held as follows:

Date:	Thursday, December 16, 2010
Time:	9 a.m. Eastern time
Location:	Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts

        At the annual meeting, we will ask you and our other stockholders:

  1.
  To elect the nominees of the board of directors, Donald P. Casey, Stephen M. Jennings and Michael Pehl, to the board to hold office until the 2013 Annual Meeting of Stockholders.

  2.
  To ratify the selection by the audit committee of the board of directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2011.

        These items of business are more fully described in the proxy statement accompanying this notice. Stockholders also will be asked to consider any other business properly presented at the annual meeting.

        Only stockholders of record at the close of business on October 18, 2010 are entitled to vote at the annual meeting. The annual meeting may be adjourned from time to time without notice at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on December 16, 2010 at the Offices of
Cooley LLP, 14th Floor, 500 Boylston Street, Boston, Massachusetts:

The proxy statement, form of proxy card and 2010 Annual Report to Stockholders are available at www.aspentech.com, as well as at www.proxyvote.com.

        Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. We have enclosed for your convenience a return envelope, which is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the annual meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

                      By Order of the Board of Directors,

                      Frederic G. Hammond
                       Secretary

Burlington, Massachusetts
October 28, 2010

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

        Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, "fiscal 2010" refers to the fiscal year ended June 30, 2010).

i

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice as to the Internet availability of proxy materials instead of a full set of materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials, together with a proxy card, to our stockholders of record as of October 18, 2010. Instructions on how to access proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

How can I access the proxy materials over the Internet?

        You may view and also download our proxy materials for the annual meeting, including the Notice of Internet Availability, the proxy statement, the form of proxy card and our Annual Report to Stockholders, on our website at www.aspentech.com as well as at www.proxyvote.com.

How do I attend the annual meeting?

        The meeting will be held on Thursday, December 16, 2010 at 9 a.m. (Eastern time) at the offices of Cooley LLP, 14th Floor, 500 Boylston Street, Boston, Massachusetts. Directions to the meeting location are available at the website of Cooley LLP at http://www.cooley.com/offices. Cooley's website and the information contained therein is not incorporated into this proxy statement. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on October 18, 2010 will be entitled to vote at the annual meeting. On this record date, there were 93,056,856 shares of common stock outstanding and entitled to vote.

  Stockholder of Record; Shares Registered in Your Name

        If on October 18, 2010 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on October 18, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

 What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of three directors nominated by the board of directors; and

  •
  Ratification of selection by the audit committee of the board of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

What if another matter is properly brought before the meeting?

        The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        With respect to the election of directors, you may either vote "For" all the nominees to the board of directors or you may "Withhold" your vote for any nominee you specify. With respect to the ratification of KPMG LLP as our independent registered accounting firm for fiscal 2011, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  •
  To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on December 15, 2010 to be counted.

  •
  To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on December 15, 2010 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

 How many votes do I have?

        On each matter, you have one vote for each share of common stock you own as of October 18, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted "For" the election of the three director nominees nominated by the board of directors and "For" the ratification of KPMG LLP as our independent registered accounting firm for fiscal 2011. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability?

        If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may grant a subsequent proxy by telephone or through the Internet.

  •
  You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

  •
  You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

  •
  Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

        "For," "Withhold" and broker non-votes, and, with respect to proposals other than the election of directors, "Against" votes and abstentions. With respect to the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2011, abstentions will be counted towards the vote total and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. "Non-routine" matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as the election of directors, mergers or stockholder proposals.

How many votes are needed to approve the proposals?

  •
  For the election of directors, the three nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  For the ratification of KPMG as our independent registered accounting firm for fiscal 2011, such proposal must receive "For" votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock as of the record date are present at the annual meeting in person or represented by proxy. On the record date, there were 93,056,856 shares outstanding and entitled to vote. Thus, the holders of 46,528,429 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the annual meeting to another date.

 When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in our proxy materials for presentation at the 2011 Annual Meeting of Stockholders, stockholder proposals must be received in writing by our Secretary at our principal executive offices at 200 Wheeler Road, Burlington, Massachusetts 01803, by June 30, 2011. However, if our 2011 Annual Meeting of Stockholders is not held between November 16, 2011 and January 16, 2012, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

        If a stockholder wishes to present a proposal before the 2011 Annual Meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card in accordance with Rule 14a-8, the stockholder must also give written notice to our Secretary at the address noted above. Our Secretary must receive the notice not less than sixty days nor more than ninety days prior to next year's annual meeting; provided, however, that in the event that less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K filed within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at seven. There are three nominees for director at this annual meeting: Donald P. Casey, Stephen M. Jennings and Michael Pehl. If elected each would serve as a Class II director for a three-year term beginning at the annual meeting and ending at our 2013 Annual Meeting of Stockholders.

        The three director classes currently are comprised as follows:

  •
  the Class II directors are Donald P. Casey, Stephen M. Jennings and Michael Pehl, and their terms will end at our 2010 Annual Meeting of Stockholders;

  •
  the Class III directors are Joan C. McArdle and David M. McKenna, and their terms will end at our 2011 Annual Meeting of Stockholders; and

  •
  the Class I directors are Mark E. Fusco and Gary E. Haroian, and their terms will end at our 2012 Annual Meeting of Stockholders.

        Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified, or his or her earlier resignation, death or removal.

        Each of the nominees for election at the annual meeting is currently a director who was previously elected by the stockholders. If elected at the annual meeting, each of the nominees will serve until the 2013 Annual Meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal. If any of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any nominee will be unable or unwilling to serve.

        Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the committee has evaluated the board's current members in the broader context of the board's overall composition. The committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board.

        None of the director nominees is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers, and none is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected.

        Brief biographies of the nominees are contained on page 30 of this proxy statement and include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the nominating and corporate governance committee to believe that such nominee should continue to serve on the board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the committee believes that such director should continue serving on the board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR
NOMINEES TO THE BOARD.

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has selected KPMG LLP as our independent registered public accounting firm for fiscal 2011 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since their appointment on March 12, 2008 to audit our consolidated financial statements for our fiscal year 2008. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.

EXECUTIVE COMPENSATION

Executive Compensation Tables

  Summary Compensation Table for Fiscal 2010

        The following table contains information regarding compensation earned during the last three fiscal years by our named executive officers, who consist of Mark E. Fusco, President and Chief Executive Officer; Mark P. Sullivan, Executive Vice President and Chief Financial Officer; Antonio J. Pietri, Executive Vice President, Field Operations; Manolis E. Kotzabasakis, Executive Vice President, Sales and Strategy; and Frederic G. Hammond, Senior Vice President, General Counsel and Secretary.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark E. Fusco	2010	$500,000	$196,000	$4,141,520	$506,880	$700,000	$5,716	$6,050,116
President and Chief	2009	500,000	350,000	—	—	—	5,811	855,811
Executive Officer	2008	500,000	—	—	—	420,000	3,305	923,305
Mark P. Sullivan	2010	300,000	224,000	620,750	—	—	9,629	1,154,380
Executive Vice President and	2009	—	—	—	—	—	—	—
Chief Financial Officer	2008	—	—	—	—	—	—	—
Antonio J. Pietri	2010	300,000	77,000	1,212,850	—	275,000	9,479	1,874,329
Executive Vice President,	2009	300,000	192,500	—	—	—	259,050	751,550
Field Operations	2008	275,000	—	—	—	275,000	302,281	852,281
Manolis E. Kotzabasakis	2010	265,000	72,800	687,600	60,826	260,000	6,390	1,352,615
Executive Vice President,	2009	265,000	—	—	—	130,964	7,452	403,416
Sales and Strategy	2008	250,000	—	—	—	224,990	24,370	499,360
Frederic G. Hammond	2010	275,000	39,200	496,600	60,826	140,000	8,074	1,019,699
Senior Vice President,	2009	275,000	70,000	—	—	—	5,937	350,397
General Counsel, and Secretary	2008	250,000	—	—	—	140,000	2,808	392,808

(1)
Amounts shown exclude performance-based incentive payments, which are included in "Non-Equity Incentive Plan Compensation." Mr. Sullivan's includes a first year guarantee of $175,000 and a discretionary award of $49,000.

(2)
Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the restricted stock units and stock options, see note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010, filed with the SEC on September 2, 2010, which identifies assumptions made in the valuation of option awards.

(3)
Amounts shown consist of awards based on performance under our 2010 Executive Plan and equivalent predecessor plans for each respective fiscal year. For additional information regarding these awards in fiscal 2010, see "Compensation Discussion and Analysis—Variable Cash Compensation."

(4)
Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual value associated with life and death and disability insurance. The amount shown for Mr. Pietri in fiscal 2010 also includes (a) expatriation foreign tax of $1,000; (b) $72 for state and medical tax gross-ups; and (c) $8,414 in matching contributions under our 401(k) deferred savings retirement plan. The amount shown for Mr. Pietri in fiscal 2009 also includes (a) $57,371 for reimbursement of his relocation and housing expenses in connection with his move from China to Massachusetts; (b) $172,052 of expatriation foreign tax; and (c) $23,396 for applicable federal, state and medical tax gross-ups. The amount shown for Mr. Pietri in fiscal 2008 includes payments related to his former expatriate assignment as Senior Vice President of Regional Sales and Services in China prior to relocation to Massachusetts in July 2007, consisting of: (a) $81,885 for reimbursement of his relocation and housing expenses in connection with his move from China to Massachusetts; (b) $1,500 for expatriate executive transition and hardship assistance payments; (c) $146,022 in related Chinese tax payments; (d) $44,260 for applicable federal, state and medical tax gross-ups; (e) $23,549 in tax equalization payments for expatriate benefits; and (f) $786 for foreign goods and services adjustments.

  Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to our named executive officers during fiscal 2010. The equity awards granted in fiscal 2010 identified in the table below are also reported in the table entitled "Outstanding Equity Awards at Fiscal Year-End." For additional information regarding the non-equity incentive plan awards, please refer to "Compensation Discussion and Analysis—Reasons for Providing and Manner of Structuring the Key Compensation Elements—Variable Cash Compensation."

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2010

					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards ($)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)
Mark E. Fusco	N/A	$280,000	$700,000	$700,000	—	—	—	—
	11/9/2009	—	—	—	433,667	—	—	$4,141,520
	11/9/2009	—	—	—	—	117,529	$9.55	465,415
	11/9/2009	—	—	—	—	10,471	9.55	41,456
Mark P. Sullivan	11/9/2009	—	—	—	65,000	—	—	620,750
Antonio J. Pietri	N/A	110,000	275,000	275,000	—	—	—	—
	11/9/2009	—	—	—	127,000	—	—	1,212,850
Manolis E. Kotzabasakis	N/A	104,000	260,000	260,000	—	—	—	—
	11/9/2009	—	—	—	72,000	—	—	687,600
	11/9/2009	—	—	—	—	9,600	9.55	38,016
	11/9/2009	—	—	—	—	5,760	9.55	22,810
Frederic G. Hammond	N/A	56,000	140,000	140,000	—	—	—	—
	11/9/2009	—	—	—	52,000	—	—	496,600
	11/9/2009	—	—	—	—	9,600	9.55	38,016
	11/9/2009	—	—	—	—	5,760	9.55	22,810

(1)
Consists of performance-based cash incentive bonus awards under the 2010 Executive Plan. Actual amounts of awards are set forth in the summary compensation table above to the extent they have been determined and paid as of the date of filing of this proxy statement.

(2)
Under the 2010 Executive Plan, the compensation committee is also permitted to make discretionary bonus payments in excess of the "Maximum." Any such amounts would be reflected under the "Bonus" column in the summary compensation table above.

(3)
Represents restricted stock units granted under the 2005 Stock Incentive Plan.

(4)
Represents stock options granted under the Restated 2001 Stock Option Plan.

  Outstanding Equity Awards at Fiscal Year End

        The following table sets forth certain information as to unexercised options and stock awards held at the end of fiscal 2010 by the named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Mark E. Fusco	24,000	—	$8.12	12/10/2013	—		—
	1,100,000	—	5.73	3/21/2015	—		—
	500,000	—	5.27	9/15/2015	—		—
	187,500	12,500	10.42	11/17/2016	—		—
	96,000	32,000	9.55	11/8/2019	—		—
	—	—	—	—	6,250	(4)	$68,063
	—	—	—	—	25,000	(5)	272,250
	—	—	—	—	83,334	(5)	907,507
	—	—	—	—	125,250	(5)	1,363,973
Mark P. Sullivan	—	—	—	—	48,750	(5)	530,888
Antonio J. Pietri	6,000	—	14.05	4/9/2011	—		—
	5,188	—	3.25	8/15/2013	—		—
	21,994	—	6.57	10/13/2014	—		—
	31,250	—	5.27	9/13/2015	—		—
	18,750	1,250	10.42	11/14/2016	—		—
	—	—	—	—	625	(4)	6,806
	—	—	—	—	22,500	(5)	245,025
	—	—	—	—	15,000	(5)	163,350
	—	—	—	—	16,750	(5)	182,408
Manolis E. Kotzabasakis	7,500	—	30.75	10/17/2010	—		—
	10,000	—	14.05	4/9/2011	—		—
	9,300	—	2.98	8/16/2012	—		—
	93,277	—	2.75	8/15/2013	—		—
	205,211	—	2.85	8/15/2013	—		—
	37,500	—	6.57	10/13/2014	—		—
	70,000	—	5.27	9/13/2015	—		—
	22,500	1,500	10.42	11/14/2016	—		—
	11,520	3,840	9.55	11/8/2019	—		—
	—	—	—	—	750	(4)	8,168
	—	—	—	—	15,000	(5)	163,350
	—	—	—	—	3,000	(5)	32,670
	—	—	—	—	22,500	(5)	245,025
Frederic G. Hammond	200,000	—	5.27	9/13/2015	—		—
	22,500	1,500	10.42	11/14/2016	—		—
	11,520	3,840	9.55	11/8/2019	—		—
	—	—	—	—	750	(4)	8,168
	—	—	—	—	15,000	(5)	163,350
	—	—	—	—	10,000	(5)	108,900
	—	—	—	—	3,000	(5)	32,670

(1)
In connection with our failure to timely file reports under the Securities Exchange Act and consequent lack of an effective registration statement covering shares issuable in connection with certain equity grant awards, in December 2007 the board of directors voted to extend the period of time within which such awards may be exercised. Certain of these awards are subject to this extension.

(2)
Each option has an exercise price equal to the fair market value of our common stock at the time of grant as reported on The NASDAQ Global Select Market on the date of grant.

(3)
The expiration date of each option occurs ten years after the grant of such option.

(4)
Each restricted stock unit becomes exercisable subject to the holder's continued employment with us as to 25% on achievement of specified performance goals and the balance in twelve equal quarterly installments thereafter.

(5)
See page 11 of this proxy statement for information regarding the vesting terms of these awards.

(6)
The closing price of our common stock on The NASDAQ Global Select Market on June 30, 2010 was $10.89.

        Remaining vesting dates for each outstanding option award held by the named executive officers are as follows:

		Number of Shares Underlying Unvested Awards
Vesting Date	Exercise Price($)	Mark E. Fusco	Mark P. Sullivan	Antonio J. Pietri	Manolis E. Kotzabasakis	Frederic G. Hammond
9/30/2010	$10.42	12,500	—	1,250	1,500	1,500
9/30/2010	9.55	8,000	—	—	960	960
12/31/2010	9.55	8,000	—	—	960	960
3/31/2011	9.55	8,000	—	—	960	960
6/30/2011	9.55	8,000	—	—	960	960

        Remaining vesting dates for each outstanding restricted stock unit held by the named executive officers are as follows:

	Number of Shares Underlying Unvested Awards
Vesting Date	Mark E. Fusco	Mark P. Sullivan	Antonio J. Pietri	Manolis E. Kotzabasakis	Frederic G. Hammond
Fiscal 2011
09/30/2010	27,104	4,062	7,937	4,500	3,250
12/31/2010	27,105	4,063	7,938	4,500	3,250
03/31/2011	27,103	4,062	7,937	4,500	3,250
06/30/2011	27,105	4,063	7,938	4,500	3,250
Fiscal 2012
09/30/2011	20,854	4,062	3,750	3,750	2,500
12/31/2011	20,855	4,063	3,750	3,750	2,500
03/31/2012	20,853	4,062	3,750	3,750	2,500
06/30/2012	20,855	4,063	3,750	3,750	2,500
Fiscal 2013
09/30/2012	10,437	4,062	1,875	1,875	1,250
12/31/2012	10,438	4,063	1,875	1,875	1,250
03/31/2013	10,437	4,062	1,875	1,875	1,250
06/30/2013	10,438	4,063	1,875	1,875	1,250

  Option Exercises and Stock Vested in 2010

        The table below details shares of common stock that vested under restricted stock units and options that were exercised by our named executive officers during fiscal 2010.

			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting($)
Mark E. Fusco	—	—	225,083	$2,223,630
Mark P. Sullivan	—	—	16,250	164,044
Antonio J. Pietri	—	—	75,250	737,441
Manolis E. Kotzabasakis	28,247	$205,956	34,500	341,085
Frederic G. Hammond	—	—	27,000	266,735

(1)
With respect to shares acquired upon vesting of restricted stock units, each named executive officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.

Compensation Discussion and Analysis

  Objectives and Philosophy of Our Executive Compensation Program

        Our compensation philosophy for our executive officers is based on a desire to ensure sustained financial and operating performance, and to reward and retain talent that we believe is critical to our ongoing success. We believe that the compensation of our executive officers should align their interests with those of our stockholders and focus behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies.

        The primary objectives of our executive compensation program are as follows:

  •
  attract and retain talented and experienced executives in the highly competitive technology and software industries;

  •
  reward and retain executives whose knowledge, skills and performance are critical to our continued success, and simultaneously align their interests with those of our stockholders by motivating them to increase stockholder value;

  •
  balance retention compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and the creation of stockholder value; and

  •
  motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

        Our compensation is also designed to allow us to attract and retain senior executives critical to our long-term success by providing competitive compensation packages and recognizing and rewarding individual contributions, to ensure that executive compensation is aligned with corporate strategies and business objectives, and to promote the achievement of key strategic and financial performance measures.

  Components of Our Executive Compensation Program

        To achieve these objectives, we use a mix of compensation elements, including:

  •
  base salary;

  •
  annual performance-based and discretionary cash bonuses;

  •
  long-term equity incentives in the form of stock options and restricted stock units;

  •
  employee benefits; and

  •
  severance and change-of-control benefits.

        In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:

  •
  compensation levels paid by companies in our peer group, with a particular focus on target levels for cash compensation based on cash compensation targets of similarly situated officers employed by the peer companies, as we believe this approach helps us to hire and retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

  •
  corporate performance, particularly as reflected in achievement of key corporate strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as we believe this encourages our named executive officers to focus on achieving our business objectives;

  •
  the need to motivate executives to address particular business challenges unique to a particular year;

  •
  internal pay equity of the compensation paid to one named executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executives;

  •
  broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

  •
  individual negotiations with named executive officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at prior employers—or may be declining significant compensation opportunities at other potential employers—in order to come work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

        While our compensation committee does not have a formal policy for determining the allocation between cash and non-cash compensation, or short-term and long-term compensation, historically the compensation committee has allocated a greater percentage of an executive's total target compensation to variable compensation and equity compensation as they assume greater responsibility in the organization. The compensation committee determines the percentage mix of compensation they believe is appropriate for each executive taking into account specific responsibilities within the company, the talent and expertise necessary to achieve our corporate objectives, and specific expected performance outcomes for the year.

  Role of the Compensation Committee

        The compensation committee of the board of directors oversees our executive compensation program. In this role, the compensation committee is generally responsible for reviewing, modifying,

approving and otherwise overseeing the compensation policies and practices applicable to our employees and non-employee directors, including the administration of our equity and employee benefit plans. As part of this responsibility, the compensation committee reviews and approves (or recommends for approval by a majority of the independent directors), the compensation structure for our named executive officers. The board is responsible for establishing corporate objectives and targets for purposes of variable cash compensation. For fiscal 2010, the board approved the corporate objectives of global license bookings and cash flow from operations as targets for our cash bonus plan.

        The compensation committee historically has, at its discretion, presented to the board information regarding executive compensation matters for all executives. Compensation matters for all executives other than the chief executive officer are approved by the compensation committee and presented to the board for informational purposes. The compensation committee presents to the board its recommendations on compensation matters for the chief executive officer, including base salary and target bonus levels, for approval by the independent directors. In fiscal 2010, the board approved the compensation committee's recommendations as presented.

        As part of its deliberations, in any given year, the compensation committee reviews and considers materials such as our financial reports and projections, operational data, tax and accounting information that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, industry and peer company benchmark data, and the recommendations of our chief executive officer. The compensation committee may review materials and advice provided by an independent compensation consultant, but did not engage any compensation consultants in determining or recommending the amount, form or any other aspect of executive compensation for fiscal 2010.

  Role of Management

        For named executive officers other than our chief executive officer, the compensation committee solicits and considers the performance evaluations and compensation recommendations submitted to the compensation committee by the chief executive officer. In the case of the chief executive officer, the board of directors (other than the chief executive officer) evaluates his performance and determines his compensation. Mark Fusco, our chief executive officer and one of our directors, participated in the meetings of the compensation committee related to the amount of the fiscal 2010 compensation packages for each of the named executive officers, other than for Mr. Fusco.

        Our human resources, accounting and finance, and legal departments work with our chief executive officer to design and develop compensation programs applicable to named executive officers and other senior executives that the chief executive officer recommends to the compensation committee. These departments also work with the chief executive officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other compensation committee briefing materials, and ultimately to implement the decisions of the board and the compensation committee.

  Compensation Benchmarking

        The compensation committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with our need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the interests of the named executive officers with those of our stockholders. In making compensation decisions, the compensation committee reviewed information on practices, programs and compensation levels implemented by a peer group selected by the compensation committee and also used as a reference point the IPAS Global

Technology Survey and Culpepper Global Survey, or collectively the other global industry survey sources. The composition of the peer group is reviewed and updated by the compensation committee annually, based in part on recommendations of our chief executive officer and chief financial officer.

  Peer Group

  Fiscal 2010

        The peer group selected by the compensation committee for fiscal 2010 consists of companies that are U.S. publicly-traded software companies, that have revenue within a specified range of our revenue, have a similar business model, size (or are otherwise in the same geographical location) and that the compensation committee believes compete with us for executive talent. At the time the compensation committee reviewed peer group data for purposes of fiscal 2010, the peer group had annual revenue of between $256 million and $1.07 billion. For fiscal 2010, the 14 companies included in the peer group were:

ANSYS, Inc.
Epicor Software Corporation
i2 Technologies, Inc.
Informatica Corporation
JDA Software Group, Inc.
Lawson Software, Inc.
Manhattan Associates, Inc.
Mentor Graphics Corporation
Nuance Communications, Inc.
Parametric Technology Corporation
Progress Software Corporation
QAD Inc.
TIBCO Software Inc.
Wind River Systems, Inc.

  Compensation Positioning and Compensation Allocations

        In general, the compensation committee sets cash compensation elements as follows, with compensation above this level possible for exceptional performance:

  •
  base salaries at or near the 50th percentile for our peer group; and

  •
  target cash bonus compensation ranging from the 60th to the 75th percentile for our peer group.

        The compensation committee believes targeting each element of cash compensation at these percentiles for our peer group is necessary in order to achieve the primary objectives, described above, of our executive compensation program. The higher percentile for target cash bonuses is intended to highly motivate our executives to achieve the corporate financial and individual objectives that underlie our performance-based bonus plans.

        Benchmarking is not the only factor the compensation committee considers in setting either element of cash compensation. The equity compensation element is not benchmarked to a specific peer group percentile, although peer group data, including mean and distribution data for peer company officers, are analyzed and considered by the compensation committee in the process of determining compensation levels for named executive officers. A number of other factors, such as economic conditions, performance and individual negotiations, may play an important role (or no role) with respect to the cash or equity compensation offered to any named executive officer in a given year. In setting actual compensation levels for a named executive officer, the compensation committee, in addition to considering peer group data, also considers the named executive officer's duties and responsibilities and ability to influence corporate performance. In addition to peer group analysis, the compensation committee also reviews global industry survey data to confirm the reasonableness of proposed compensation levels. The compensation committee believes this general approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.

        The compensation committee considers actual realized compensation received in determining if compensation programs are meeting their objectives. It does not, however, typically reduce compensation plan targets because of compensation realized from prior awards, in order to avoid creating an inadvertent disincentive for exceptional performance.

  Reasons for Providing and Manner of Structuring the Key Compensation Elements

  Base Salary

        The compensation committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executives. We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty as a significant portion of their total compensation is "at risk" and dependent upon the achievement of financial goals and individual objectives. Base salary is used to recognize the performance, skills, knowledge, experience and responsibilities required of all our employees, including our named executive officers. We target base salary levels at approximately the 50th percentile of our peer group.

        Historically, the compensation committee has reviewed the annual salaries for each of our named executive officers on an annual basis, considering whether existing base salary levels continue to be at approximately the 50th percentile for our peer group and other global industry survey data. In addition to considering the peer group and other global industry survey data, the compensation committee may also, but does not always, consider other factors, including the experience, tenure and performance of a named executive officer, the scope of the such officer's responsibility, the salary level negotiated by such officer in any existing employment agreement, broader economic conditions, our financial health, and the extent to which the compensation committee is generally satisfied with such officer's past performance and expected future contributions.

  Fiscal 2010

        For fiscal 2010 base salaries for our named executive officers other than Mr. Sullivan, the compensation committee initially consulted the peer group and other global industry data. Due to the current economic environment, however, the compensation committee determined that, rather than perform a detailed analysis by individual against the peer group and other global industry data, they would keep base salaries at their fiscal 2009 levels (as was the case for all employees), irrespective of where the named executive officers' base salaries fell against the peer group data. We hired Mr. Sullivan in July 2009 and the compensation committee recommended to the board of directors that he be given a base salary of $300,000 for fiscal 2010, which the compensation committee believed was competitive based on his prior experience and taking into account our peer group and other global industry survey data, and the board approved that recommendation.

  Variable Cash Compensation

        In addition to base salary, executives are eligible to earn additional cash compensation through annual (that is, short-term) variable cash bonuses. These are intended to motivate executives to work at the highest levels of their individual abilities and to achieve company-wide operating and strategic objectives as well as individual objectives. The compensation committee recognizes the important role that variable cash compensation plays in attracting and retaining executives and therefore generally seeks to set target levels for variable bonuses (that is, payouts for target performance achievement) so that target cash bonus compensation ranges from the 60th to the 75th percentile for target cash bonus compensation of similarly situated executives at our peer group.

        The compensation committee generally starts the process of determining the target bonus levels, and the individual performance goals by which performance will be measured under the bonus programs for executives (other than the chief executive officer, whose target bonus level and individual performance goals are set by the board of directors), in the last quarter before the start of the applicable fiscal year. Typically, in the fourth quarter of each fiscal year, the compensation committee considers potential individual performance measures and the target bonus percentages for the next fiscal year for executives (other than the chief executive officer). As part of this analysis, the compensation committee considers the likely bonus payouts for the ongoing fiscal year for executives (other than the chief executive officer) and reviews its preliminary analysis with the chief executive officer, in connection with their consideration of expected financial results for the prior year, budgets for the applicable year and the economic forecast for the applicable year. The compensation committee also considers peer group company data provided by the chief executive officer and the chief financial officer. The chief executive officer then makes a recommendation to the compensation committee as to the target bonuses that the other executives should be eligible to earn for the applicable year, and the compensation committee reviews those recommendations. Generally, in the first quarter of a fiscal year, after financial results for the prior year have become available, the compensation committee reviews and finalizes its earlier discussions regarding the structure and elements of compensation for the new fiscal year. Among other things, the board approves the corporate performance goals for the year and the compensation committee determines individual performance goals (other than goals for the chief executive officer and the chief financial officer which are set by the board).

        The process of the compensation committee and, with respect to the chief executive officer, the board for establishing variable cash compensation for fiscal 2010 was completed in the first quarter of fiscal 2010. As with base salaries for fiscal 2010, the compensation committee initially consulted the peer group and other global industry data but, due to the then-current economic environment, determined not to perform a detailed analysis by named executive officer against the peer group and other global industry data. Instead, the compensation committee decided to keep variable compensation targets at their fiscal 2009 levels (as was the case for all employees), irrespective of where the named executive officers' target bonus amounts fell against the peer group data. In September 2009 the compensation committee and, with respect to our chief executive officer and chief financial officer, the board approved the Executive Annual Incentive Bonus Plan for fiscal 2010, or 2010 Executive Plan, an incentive bonus plan for our executives for fiscal 2010. The participants in the 2010 Executive Plan include Mark Fusco, Mark Sullivan, Antonio Pietri, Manolis Kotzabasakis and Frederic Hammond and those other executives who report directly to our chief executive officer.

  2010 Executive Plan

        Any amounts earned under the 2010 Executive Plan are payable in cash and directly tied to achievement of corporate financial targets and individual performance goals. Amounts payable under the 2010 Executive Plan are based and weighted as follows:

  •
  65% of the overall bonus is based on our corporate achievement of target global license bookings (calculated as the net present value of license bookings) of $200 million; and

  •
  35% of the overall bonus is based on our corporate achievement of target cash flow from operations of $22.9 million.

        In connection with the 2010 Executive Plan, the board of directors selected global license bookings and cash flow from operations as the primary corporate performance goals for fiscal 2010. The board chose these goals because it expected that, particularly in light of the implementation of our new aspenONE licensing model, those two goals would be the best indicators of the achievement of the execution of our operating plan in fiscal 2010 and would be important to increasing the value of our common stock, therefore aligning the financial interests of executives with those of our stockholders. The goals were based upon targets approved by the board as part of our fiscal 2010 operating plan. In order for any bonus to be payable to any executive under either the global license bookings or operating cash flow metric, we must achieve at least 70% of the applicable target metric. Each metric is measured and funded independently. Accordingly, the compensation committee generally sets the target performance level for the corporate financial objectives at a level that would only be achieved if we continued to substantially improve on our past levels of performance, and if our executives performed at very high levels. As a result, the compensation committee believed that global license bookings and cash flow from operations targets would be difficult to reach but would be attainable with significant effort, but would not entail taking inappropriate risks.

        An executive must also achieve individual performance objectives established in connection with the 2010 Executive Plan. The compensation committee established, and assessed compliance with, individual performance goals for Mark Fusco, and Mr. Fusco, as chief executive officer, developed, and assessed compliance with, individual goals for the chief financial officer and the three other named executive officers covered by the 2010 Executive Plan, subject to the compensation committee's review. The compensation committee approved the individual performance goals for Antonio Pietri, Manolis Kotzabasakis and Frederic Hammond, and recommended to the board approval of the goals for Messrs. Fusco and Sullivan. The board subsequently approved the individual performance goals for each of Messrs. Fusco and Sullivan. Under the 2010 Executive Plan, each executive will receive a performance achievement rating between 80% and 100%, which will be used as a multiplier against the funded level of each financial metric to determine a final earned bonus under each financial metric. As part of the negotiations of initial compensation for Mr. Sullivan when he joined us in July 2009, the compensation committee agreed that payment of his target bonus would be guaranteed for fiscal 2010.

        In fiscal 2010, performance was evaluated at mid-year and at year-end, and the bonus was allocated up to 25% to mid-year and 75% to year-end. Achievement below 25% at mid-year can be made up by the executive at the end of year based on year-end results. The year-end calculation will also weighted by the individual performance assessment rating.

        No award is payable to an executive under the plan if the executive's employment terminates prior to the payment date under the plan; provided that in the event the executive's employment terminates due to death, incapacity or retirement, then any award payable will be prorated.

        In addition to awards based on the performance metrics established in the plan, the compensation committee may make discretionary awards under the plan to eligible employees in such amounts as the committee determines are appropriate and in our best interests.

        In the first half of fiscal 2010, named executive officers were eligible to earn a bonus of up to 25% of their annual bonus target under the 2010 Executive Plan. Global license bookings and cash flow from operations targets and actual results were as follows for the first half of fiscal 2010:

Plan Metric	Financial Target($)	Actual Results($)
Global license bookings	$82.0 million	$91.9 million
Cash flow from operations	14.6 million	4.6 million

        As we exceeded our global license bookings target of $82.0 million, we funded that element at 100%. Since we did not achieve at least 70% of the target cash flow from operations, we did not fund that element of the bonus. Our named executive officers received 16.25% of their annual target bonuses (or 65% of their mid-year target bonuses) with the exception of Mr. Sullivan who was paid out at 25% of his annual target bonus consistent with his first year employment agreement for performance during the first half of fiscal 2010.

        After the completion of fiscal 2010, named executive officers were eligible to earn a bonus of up to 83.75% of their annual bonus target under the 2010 Executive Plan (other than Mr. Sullivan who was entitled to receive 75% of his annual bonus target pursuant to the terms of his first year employment agreement). Global license bookings and cash flow from operations targets and actual results were as follows for fiscal 2010:

Plan Metric	Financial Target($)	Actual Results($)
Global license bookings	$200.0 million	$249.3 million
Cash flow from operations	22.9 million	38.6 million

        As we exceeded both of our global license bookings and cash flow targets, we funded both elements at 100% for financial performance during the balance of fiscal 2010. As a result, our named executive officers were eligible to receive up to 83.75% of their annual target bonuses, subject to reduction by up to 20% based upon each individual's performance against individual performance goals set at the beginning of fiscal 2010, with the exception of Mr. Sullivan whose target bonus was guaranteed for fiscal 2010. The compensation committee then assigned a performance achievement rating to each named executive officer (other than Mr. Sullivan). The compensation committee determined that each named executive officer (other than Mr. Sullivan) had successfully achieved his individual performance objectives for fiscal 2010 and assigned a 100% performance rating for achievement of the following: Mr. Fusco successfully led us to becoming a timely filer under the Exchange Act and a relisting of our securities on a national securities exchange. In addition, Mr. Fusco successfully pursued certain growth opportunities important to our long-term success. Mr. Pietri improved our professional services organization and its offerings as well as helped us grow our services bookings. In addition, Mr. Pietri was tasked with rolling out the new aspenONE licensing model throughout the field sales organization as well as expanding certain global strategic growth opportunities, each of which he accomplished successfully. Mr. Kotzabasakis helped facilitate the successful adoption of the new aspenONE licensing model by identifying opportunities for the sales operations organization, as well as focused on continued development of strategic growth opportunities. Mr. Hammond successfully managed certain strategic litigation matters and compliance initiatives and led the reorganization of our worldwide corporate structure to achieve greater operating efficiencies. Based on the 100% performance rating ascribed to each named executive officer, the compensation committee awarded our named executive officers the remaining 83.75% of their target bonuses (other than Mr. Sullivan).

        In addition, the compensation committee and, in the case of Mr. Fusco, the board approved a discretionary bonus pursuant to the 2010 Executive Plan for each named executive officer to recognize the annual financial performance overachievement against both the global license bookings and cash flow from operations targets.

        The table below itemizes the amounts earned under the 2010 Executive Plan.

Named Executive Officer	Fiscal 2010 Annual Target Cash Payment($)	Mid-Year Actual Cash Payment Based on Achievement of Target Financial Objectives($)	Year-End Actual Cash Payment Based on Achievement of Target Financial Objectives and Individual Performance ($)	Discretionary Award Received at Year End ($)	Total Bonus Received for Fiscal 2010($)
Mark E. Fusco	$700,000	$113,750	$586,250	$196,000	$896,000
Mark P. Sullivan	175,000	43,750	131,250	49,000	224,000
Antonio J. Pietri	275,000	44,688	230,313	77,000	352,000
Manolis E. Kotzabasakis	260,000	42,250	217,750	72,800	332,800
Frederic G. Hammond	140,000	22,750	117,250	39,200	179,200

  Equity Compensation

        We provide a portion of our executive compensation in the form of stock options and restricted stock units that vest over time. We believe that this helps to retain our executives and aligns their interests with those of our stockholders by allowing the executives to participate in our longer-term success through stock price appreciation.

        Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and also create an ownership culture. Our equity awards typically take the form of stock options and restricted stock units. Stock options typically require significant growth in stockholder value to generate long-term value to our executives which is in line with our performance-oriented culture. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. Restricted stock units have intrinsic value which is important in retaining our executive talent. The compensation committee carefully considers the mix of equity instruments when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.

        In determining the size and mix of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our peer group and in the global industry survey data generally between the 50th and 75th percentiles (when available) and also considers the individual executive's performance, contributions and level of responsibility, the executive's ability to significantly influence our growth and profitability, the amount of equity previously awarded to the executive and the vesting status of previous equity awards. In addition, the compensation committee takes into account our company-level performance and the recommendations of the chief executive officer other than for himself.

        In fiscal 2010, we established equity ownership guidelines of three times base salary for our chief executive officer and one times base salary for our other named executive officers.

        Our equity awards typically have taken the form of stock options and restricted stock units. We typically make an initial equity award of stock options and/or restricted stock units to new executives and an annual equity program grant in August each year as part of our overall compensation program. All grants of options and restricted stock units to our executives are approved by the compensation committee. Equity awards for our chief executive officer are determined by the compensation committee and then recommended to the board for approval.

        We set the exercise price of all stock option grants to equal the prior trading day's closing price of our common stock. Typically, the equity awards we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, or vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such equity awards, including voting rights and the right to receive dividends or dividend equivalents.

        As part of executive compensation planning for fiscal years 2008, 2009 and 2010, the compensation committee also made recommendations, following the closing of the applicable prior fiscal year, for annual equity grants for our named executive officers to the board. The compensation committee's grant recommendations were made after consideration and discussion about each individual's prior year performance, company performance for the year in question, and a review of peer group and global industry survey data. The compensation committee considered each of these parameters for each of our named executive officers and determined both the size of the equity awards and equity mix (the relative balance of options and restricted stock units). However, we became delinquent in our SEC filings in fiscal 2008 and remained delinquent throughout fiscal 2009 because of certain accounting errors we had identified. Our failure to timely file reports under the Securities Exchange Act resulted in a lack of an effective registration statement to register the common stock underlying the contemplated equity awards, so we suspended equity grants until we became current.

  Fiscal 2010 Equity Awards

        When we initially became current with our Securities Exchange Act filings on November 9, 2009, the compensation committee's prior recommendations were reexamined. The compensation committee determined it was appropriate to recommend the same equity awards previously contemplated to the board of directors for approval. At the time of grant, each equity award was given a separate vesting schedule that provided for upfront vesting of a portion of the grant to offset the delay in our ability to make the equity awards in the applicable previously contemplated fiscal year. The remainder of each grant was scheduled to vest quarterly on the last business day of each fiscal quarter (beginning March 31, 2010) for a total vesting timeframe of 16 quarters for each grant. On November 9, 2009, we granted stock options and restricted stock units with applicable vesting to our named executive officers as follows:

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)	Number of Shares Vested on Grant Date (#)	Number of Unvested Shares on Grant Date (#)	Number of Fiscal Quarters to Vest Commencing on March 31, 2010
Mark E. Fusco	Stock options	128,000	80,000	48,000	6
	Restricted stock units	100,000	62,500	37,500	6
	Restricted stock units	166,667	62,500	104,167	10
	Restricted stock units	167,000	20,875	146,125	14
Mark P. Sullivan	Restricted stock units	65,000	8,125	56,875	14
Antonio J. Pietri	Restricted stock units	67,000	41,875	25,125	6
	Restricted stock units	30,000	11,250	18,750	10
	Restricted stock units	30,000	3,750	26,250	14
Manolis E. Kotzabasakis	Stock options	15,360	9,600	5,760	6
	Restricted stock units	12,000	7,500	4,500	6
	Restricted stock units	30,000	11,250	18,750	10
	Restricted stock units	30,000	3,750	26,250	14
Frederic G. Hammond	Stock options	15,360	9,600	5,760	6
	Restricted stock units	12,000	7,500	4,500	6
	Restricted stock units	20,000	7,500	12,500	10
	Restricted stock units	20,000	2,500	17,500	14

        As with the other elements of compensation for fiscal 2010, the compensation committee initially consulted the peer group and other global industry data (when available) when determining the size and mix of equity awards for the named executive officers, but principally based its equity award decisions on the relative size of the awards received by each such officer in the past and relative size of the awards received by the other such officers.

  Fiscal 2011 Compensation Actions

        In addition to the bonus payments under the 2010 Executive Plan made in July 2010, the compensation committee took the following additional actions related to named executive officer compensation after the year ended June 30, 2010 through the date of this proxy statement:

  Base Salary

        In July 2010, our compensation committee, and in the case of Mr. Fusco, the board of directors, raised the base salaries of our named executive officers as set forth in the table below:

Named Executive Officer	Fiscal 2010 Base Salary ($)	Fiscal 2011 Base Salary ($)	Percentage Increase (%)
Mark E. Fusco	$500,000	$550,000	10.0%
Mark P. Sullivan	300,000	310,000	3.3
Antonio J. Pietri	300,000	315,000	5.0
Manolis E. Kotzabasakis	265,000	290,000	9.4
Frederic G. Hammond	275,000	300,000	9.1

  2011 Executive Plan

        In July 2010, our compensation committee approved an Executive Annual Incentive Bonus Plan FY11, or the 2011 Executive Plan, for each of our executive officers and certain other members of senior management (other than for Mr. Fusco, whose plan was approved by the board of directors upon a recommendation of the compensation committee). Each such plan is identical in form, except for the amount of the executive's target awards and individual performance goals.

        The purpose of these plans is to motivate and reward performance for the achievement of certain corporate and individual objectives for fiscal 2011. Payments under each plan are based upon the achievement of certain performance metrics established by the board and the executive's individual performance. Under each plan, we must achieve target global license bookings and cash flow from operations amounts. These targets are weighted at 65% and 35%, respectively, for purposes of determining each eligible executive's bonus. In order for any bonus to be payable under a plan, we must achieve at least 70% of the specified metrics. Each metric is measured and funded independently. The executive must also achieve individual performance objectives approved by our chief executive officer or the compensation committee (in the case of our chief executive officer), and the executive's individual performance will be assessed by the chief executive officer or by the compensation committee (in the case of the chief executive officer). The executive will receive a performance achievement rating between 80% and 100%, and this rating will be used as a multiplier against the funded level of each financial metric to determine a final earned bonus under each financial metric. The annual targets under the 2011 Executive Plan for each of the named executive officers are as follows:

Named Executive Officer	Fiscal 2011 Annual Target Cash Payment($)
Mark E. Fusco	$750,000
Mark P. Sullivan	250,000
Antonio J. Pietri	300,000
Manolis E. Kotzabasakis	275,000
Frederic G. Hammond	175,000

        In fiscal 2011, performance against the financial metrics under each plan will be evaluated at mid year and at year end, and individual performance will be assessed at year end. There is the potential for a mid-year payment based on performance against mid-year targets, not to exceed 25% of the annual bonus target. The year-end calculation will also be weighted by the individual performance assessment rating. If an executive's employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive. In addition to awards based on the performance metrics established under each plan, the compensation committee may make a discretionary award to the executive in such amount as the compensation committee determines to be appropriate and in our best interests.

  Equity Awards

        The compensation committee completed its annual program grant for fiscal 2011 in July 2010. The awards issued to our named executive officers in August 2010 are as follows:

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Mark E. Fusco	Stock options	132,000
	Restricted stock units	107,200
Mark P. Sullivan	Stock options	49,500
	Restricted stock units	40,200
Antonio J. Pietri	Stock options	49,500
	Restricted stock units	40,200
Manolis E. Kotzabasakis	Stock options	49,500
	Restricted stock units	40,200
Frederic G. Hammond	Stock options	20,625
	Restricted stock units	16,750

  Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.

  Severance and Change-in-Control Benefits

        Pursuant to executive retention agreements we have entered into with each of our named executive officers as of June 30, 2010 and to the provisions of our option agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under "—Potential Payments Upon Termination or Change in Control."

        We believe these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders, and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.

        Except with respect to our chief executive officer, our practice in the case of change-of-control benefits under the executive retention agreements has been to structure these as "double trigger" benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control and under the circumstances described in "—Employment and Change in Control Agreements and Potential Payments Upon Termination or Change in Control" below. We believe a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

  Tax and Accounting Considerations

        The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. Section 162(m) of the Internal Revenue Code of 1986, or IRC, generally disallows a tax deduction to a publicly-traded company for certain compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met.

        The compensation committee periodically reviews the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax-deductible to us. The compensation committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

  Risk Analysis of Compensation Policies and Programs

        The compensation committee has reviewed the compensation policies as generally applicable to our employees, and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we believe the equity ownership guidelines we established in fiscal 2010 for our directors and named executive officers may mitigate against excessive and unnecessary risk-taking. Under those equity ownership guidelines, we require our directors to own shares of our common stock with a dollar value equal to their annual retainer, we require our chief executive officer to own shares with a dollar value of three times base salary, and we require our other named executive officers to own shares with a dollar value of one times base salary.

  Conclusion

        Through the compensation arrangements described above, a significant portion of each executive's compensation is contingent on our company-wide and his individual performance. Therefore, the realization of benefits by the executive is closely linked to our achievements and increases in stockholder value. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation in any particular time period. The compensation committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The compensation committee believes the executive compensation program is reasonable relative to the peer group. The compensation committee also believes that the compensation program gives each executive appropriate incentives, based on the executive's responsibilities, achievements and ability to contribute to our performance. Finally, the compensation committee believes that our compensation structure and practices encourage management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

Employment and Change in Control Agreements

        On December 7, 2004, we entered into an employment agreement with Mark Fusco, pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer. Under this agreement, in the event of termination of Mr. Fusco's employment (other than for the reasons set forth below), including termination of his employment after a change in control (as defined below) or termination of employment by Mr. Fusco for "good reason" (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

  •
  the amount of Mr. Fusco's annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

  •
  the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

        In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

        Mr. Fusco's employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under IRC Section 4999. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that is imposed by IRC Section 409A.

        However, in the event that Mr. Fusco's employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above:

  •
  by us for "cause" (as defined below);

  •
  by reason of Mr. Fusco's death or disability;

  •
  by Mr. Fusco without good reason (unless such resignation occurs within 180 days following a change in control); or

  •
  after Mr. Fusco shall have attained age 70.

        Under the terms of Mr. Fusco's employment agreement, in the event of a "potential change in control" (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

  •
  three months after the date of such potential change in control;

  •
  the date of a change in control;

  •
  the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

  •
  our termination of Mr. Fusco's employment for any reason.

        For the purposes of Mr. Fusco's employment agreement, "cause" for our terminating Mr. Fusco means:

  •
  the willful and continued failure by Mr. Fusco to substantially perform his duties after written demand by the board of directors;

  •
  willful engagement by Mr. Fusco in gross misconduct materially injurious to us; or

  •
  a plea by Mr. Fusco of guilty or no contest to a felony charge.

        For the purposes of Mr. Fusco's employment agreement, a "change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

  •
  continuing directors cease to constitute more than two-thirds of the membership of the board;

  •
  any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then-outstanding voting securities;

  •
  a change in control occurs of a nature that we would be required to report on a current report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than:

  •
  a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of the surviving or combined entity following such transaction; or

  •
  a merger or consolidation effected to implement our recapitalization (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then-outstanding securities; or

  •
  our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

        For the purposes of Mr. Fusco's employment agreement, a "potential change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

  •
  we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

  •
  we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

  •
  any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then-outstanding securities (entitled to vote generally for the election of directors); or

  •
  the board adopts a resolution to the effect that, for purposes of Mr. Fusco's employment agreement, a "potential change in control" has occurred.

        On October 28, 2005, we entered into an amendment to our employment agreement with Mr. Fusco. This amendment provides that in the event Mr. Fusco becomes entitled, on the terms and conditions set forth in the employment agreement, to receive a severance payment upon termination of his employment, such a payment must be made within 30 days after the Date of Termination (as defined in the employment agreement). Notwithstanding the foregoing, if the severance payment will constitute "nonqualified deferred compensation" subject to the provisions of IRC Section 409A, then the payment instead will be due within 15 days after the earlier of (i) the expiration of six months and one day following the Date of Termination or (ii) Mr. Fusco's death following the Date of Termination. Mr. Fusco's agreement was amended and restated on October 3, 2007 to comply with the applicable provisions of IRC Section 409A.

        We have executive retention agreements with the following executive officers: Mark Sullivan, our Executive Vice President and Chief Financial Officer; Antonio Pietri, our Executive Vice President of Field Operations; Manolis Kotzabasakis, our Executive Vice President, Sales and Strategy; and Frederic Hammond, our Senior Vice President, General Counsel, and Secretary; each of whom we refer to as a specified executive.

        Pursuant to the terms of each executive retention agreement, if the specified executive's employment is terminated prior to a change in control without cause, the specified executive will be entitled to the following:

  •
  payment of an amount equal to the specified executive's annual base salary then in effect, payable over twelve months;

  •
  payment of an amount equal to the specified executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of one year; and

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year.

        In the event the specified executive's employment is terminated without cause within twelve months following a change in control or by the specified executive for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with the specified executive or a failure to pay benefits when due), then the specified executive shall be entitled to the following:

  •
  payment of an amount equal to the sum of the specified executive's annual base salary then in effect and the specified executive's target bonus for the then-current fiscal year, payable in a single installment;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in a single installment, for a period of one year;

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year; and

  •
  full vesting of (a) all of the specified executive's options to purchase shares of our stock, which options may be exercised by the specified executive for a period of twelve months following the date of termination and (b) all restricted stock and restricted stock units then held by the specified executive.

        Each executive retention agreement provides that the total payments received by the specified executive relating to termination of his/her employment will be reduced to an amount equal to the highest amount that could be paid to the specified executive without subjecting such payment to excise tax as a parachute payment under IRC Section 409A, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that the specified executive would incur if the total payments were not reduced.

        For the purposes of each agreement:

  •
  "change in control" means (a) the acquisition of 50% or more of either the then-outstanding shares of our common stock or the combined voting power of our then-outstanding securities; (b) such time as the members of the board immediately prior to the change in control do not continue to constitute the majority of our directors following the change in control; (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving our company, unless the transaction would not result in a change in ownership of 50% or more of both our then-outstanding common stock and the combined voting power of our then-outstanding securities; or (d) our liquidation or dissolution;

  •
  "cause" means (a) the willful and continued failure by a specified executive to substantially perform his/her duties for us after delivery by the board of a written demand for performance (other than any such failure resulting from the executive's incapacity due to physical or mental illness, or any such failure after the executive gives us notice of termination for good reason), and a failure by the specified executive to cure the performance failure within 30 days; or (b) the willful engaging by the specified executive in gross misconduct that is demonstrably and materially injurious to us; and

  •
  "good reason" means constructive termination of the specified executive, relocation, a reduction in the specified executive's salary or benefits, our breach of any employment agreement with the specified executive or our failure to pay benefits when due.

        Each executive retention agreement terminates on the earliest to occur of (a) July 31, 2011, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the specified executive following a change in control. Each agreement is subject to automatic renewal on August 1 of each year, unless we give notice of termination at least seven days prior to the renewal date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

        The following table sets forth estimated compensation that would have been payable to each of our named executive officers as severance or upon a change in control of our company under two alternative scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2010:

Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Total ($)
Mark E. Fusco
Termination without cause or with good reason prior to change in control	$2,081,654	—	—	$30,250	$2,111,904
Change in control with termination without cause or with good reason	2,081,654	$48,755	$2,611,792	30,250	4,772,451
Mark P. Sullivan
Termination without cause or with good reason prior to change in control	475,827	—	—	12,056	487,883
Change in control with termination without cause or with good reason	475,827	—	530,888	12,056	1,018,771
Antonio J. Pietri
Termination without cause or with good reason prior to change in control	575,827	—	—	15,125	590,952
Change in control with termination without cause or with good reason	575,827	588	597,589	15,125	1,189,129
Manolis E. Kotzabasakis
Termination without cause or with good reason prior to change in control	525,827	—	—	15,125	540,952
Change in control with termination without cause or with good reason	525,827	5,851	449,213	15,125	996,016
Frederic G. Hammond
Termination without cause or with good reason prior to change in control	415,827	—	—	15,065	430,892
Change in control with termination without cause or with good reason	415,827	5,851	313,088	15,065	749,830

(1)
Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.

(2)
Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $10.89, which was the closing price of our common stock on The NASDAQ Global Select Market on the last trading day of fiscal 2010, June 30, 2010.

(3)
Amounts shown represent the value of restricted stock units upon the applicable triggering event described in the first column, based on $10.89, which was the closing price of our common stock on The NASDAQ Global Select Market on the last trading day of fiscal 2010, June 30, 2010.

(4)
Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.

 INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        This section provides further information regarding the board of directors and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters and code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com or by writing to our Investor Relations Department at our principal executive offices at 200 Wheeler Road Burlington, Massachusetts 01803, telephone: 781-221-6400. Neither our website nor its contents are incorporated into this proxy statement.

Directors

  Nominees for Election for a Three-year Term Expiring at Our 2013 Annual Meeting:

        Donald P. Casey has served as one of our directors since 2004. From 2005 through 2009, Mr. Casey served as Chairman of the Board of Mazu Networks, a networking software startup. Since 2001, Mr. Casey has been an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an Internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as chief technology officer and president of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. He is currently a director of PeerApp, a startup focused on Internet media caching solutions. Mr. Casey holds a B.S. in Mathematics from St. Francis College. He is 64 years old. We believe Mr. Casey's qualifications to serve on the board of directors include his many years of experience in the software industry, much of it with business software companies. His experience includes executive management and development roles. We believe Mr. Casey's extensive industry knowledge and industry perspective are beneficial for the board.

        Stephen M. Jennings has served as Chairman of the Board since January 2005 and as one of our directors since 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1996. He also serves as a director of LTX-Credence Corporation, a semiconductor test equipment manufacturer. He holds a B.A. in Economics from Dartmouth College and an M.A. (Oxon) from Oxford University, where he studied Philosophy, Politics and Economics as a Marshall Scholar. Mr. Jennings is 49 years old. We believe Mr. Jennings' qualifications to serve on the board of directors include his experience in building companies from earliest stages of growth to mature companies. As a consultant in the technology sector and other industries, he brings valuable different perspectives to the board.

        Michael Pehl has served as one of our directors since 2003. Mr. Pehl has been a partner of North Bridge Growth Equity, a growth equity fund, since February 2007. Before joining North Bridge, Mr. Pehl was an operating partner of Advent International Corporation, a venture private equity firm, from 2001 to December 2006. From 1999 to 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From 1996 to 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (i-Cube), which was acquired by Razorfish, Inc. Prior to joining i-Cube, Mr. Pehl was a founder of International Consulting Solutions, Inc., an SAP implementation and business process consulting firm. Mr. Pehl is 49 years old. We believe Mr. Pehl's qualifications to serve on the board of directors include his deep experience in building companies from the earliest stages of growth to mature technology companies, as a seasoned investor in various technology companies, and his insight into capital formation and operational development matters.

  Directors Continuing in Office Until Our 2011 Annual Meeting:

        Joan C. McArdle has served as one of our directors since 1994. Ms. McArdle has served as a senior vice president of Massachusetts Capital Resource Company, an investment company, since 2001, and served as a vice president of Massachusetts Capital Resource Company from 1985 to 2001. She holds an A.B. in English from Smith College. Ms. McArdle is 59 years old. We believe Ms. McArdle's qualifications to serve on the board of directors include her experience in building and financing companies from earliest stages of growth to mature technology companies. In addition, Ms. McArdle's knowledge of the technology industry and venture experience enable her to provide the board with valuable strategic advice.

        David M. McKenna has served as one of our directors since 2006. Since January 2008, Mr. McKenna has been a managing Partner of Advent International Corporation, a private equity firm. From 2003 to December 2007, Mr. McKenna was a Managing Director at the firm. From 1992 to 2000, he held various positions with Advent International. Prior to returning to Advent International, Mr. McKenna was a principal at Bain Capital from 2000 to 2003. He holds a B.A. in English from Dartmouth College. Mr. McKenna is 43 years old. We believe Mr. McKenna's qualifications to serve on the board of directors include his experience in building companies from earliest stages of growth to mature technology companies. In addition, Mr. McKenna's knowledge of software industry trends, international markets and private equity experience enable him to provide the board with valuable strategic advice.

  Directors Continuing in Office Until Our 2012 Annual Meeting:

        Mark E. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since 2003. Mr. Fusco served as president and chief operating officer of Ajilon Consulting, an IT consulting firm, from May 2002 to January 2005, and as executive vice president of Ajilon Consulting from 1999 to 2002. Mr. Fusco was a co-founder of Software Quality Partners, an IT consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems, Inc., a producer of simulation and test equipment for digital communications in the defense industry. Mr. Fusco was a professional ice hockey player for the Hartford Whalers of the National Hockey League, and was a member of the 1984 U.S. Olympic ice hockey team. He holds a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Fusco is 49 years old. We believe Mr. Fusco's qualifications to serve on the board of directors include his extensive knowledge of our business, his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the board. As our President and Chief Executive Officer, Mr. Fusco provides essential insight and guidance to the board from an insider perspective of our day-to-day operations. In addition, Mr. Fusco's experience in senior management positions at various other companies brings beneficial leadership and operational experience to the board.

        Gary E. Haroian has served as one of our directors since 2003. From 2000 to 2002, Mr. Haroian served in various positions, including as chief financial officer, chief operating officer and chief executive officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including chief financial officer, president, chief operating officer and chief executive officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian currently serves as a director of A123 Systems, a company that designs, develops, manufactures and sells advanced, rechargeable lithium-ion batteries and battery systems. He also serves as a director of Network Engines, Inc., a provider of server appliance solutions.

Mr. Haroian previously served on the board of directors of Unica Corporation, a provider of enterprise marketing management software, from 2009 to 2010; Phase Forward Incorporated, a provider of clinical trials and drug safety software, from 2005 to 2010; AuthorizeNet. Holdings (formerly known as Lightbridge, Inc.), a provider of transaction and payment processing services, from 2005 to 2007; and Embarcadero Technologies, Inc., a provider of database management solutions, from 2004 to 2006. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian is 59 years old. We believe that Mr. Haroian's qualifications to serve on the board of directors include his extensive advisory experience to various emerging technology companies, his service on the boards of directors of other public companies and his financial and accounting expertise.

Board Determination of Independence

        The board of directors uses the definition of independence established by The NASDAQ Stock Market. Under applicable NASDAQ rules, a director qualifies as an "independent director" if, in the opinion of the board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Donald Casey, Gary Haroian, Stephen Jennings and Joan McArdle do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company, and that each of these directors therefore is an "independent director" as defined in NASDAQ Listing Rule 5605(a)(2).

Director Nomination Process

        The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board.

        In considering whether to recommend a particular candidate for inclusion in the board's slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in its charter. These criteria include (a) the candidate's judgment, skill, character, experience with businesses and other organizations of comparable size, (b) the interplay of the candidate's experience with the experience of other board members, and (c) the extent to which the candidate would be a desirable addition to the board and any committees of the board. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively.

        The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the board and the company, to ensure the board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors' overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to our nominating and corporate governance committee in care of our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the proxy statement and proxy card for our next annual meeting.

Board Leadership Structure

        The board of directors currently has an independent chair, Mr. Jennings. We believe that having an independent board chair can create an environment that is conducive to objective evaluation and oversight of management's performance, and that can increase management accountability and improve the ability of the board to monitor whether management's actions are in the best interests of our stockholders. As a result, we believe that having an independent board chair can enhance the effectiveness of the board as a whole.

Communicating with Independent Directors

        The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board (or, if the chairman is not at the time an independent director, the chair of the nominating and corporate governance committee), with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he or she considers appropriate.

        Communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the chairman of the board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a copy of the code of business conduct and ethics in the corporate governance section of our website, www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.

Role of the Board in Risk Oversight

        One of the key functions of the board of directors is informed oversight of our risk management process. The board administers this oversight function directly, as well as through the board's standing committees that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the audit committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the company has addressed in such quarter. Both the board as a whole and the various standing committees receive periodic reports from the management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board as quickly as possible.

Compensation Committee Interlocks and Insider Participation

        In 2010, our compensation committee consisted of two directors: Donald P. Casey and Stephen M. Jennings. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Attendance at Board and Stockholder Meetings

        The board of directors met eleven times during fiscal 2010, either in person or by teleconference. During fiscal 2010, each director attended at least 75% of the meetings of the board and the committees upon which he or she serves.

        We do not have a policy regarding director attendance at our annual meetings of stockholders. One of our seven directors attended our annual meeting of stockholders held on April 15, 2010.

 Board Committees

        The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Stock Market, or NASDAQ, and, in the case of the audit committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act.

  Audit Committee

        The members of the audit committee are Donald Casey, Gary Haroian and Joan McArdle. Mr. Haroian chairs the audit committee. The audit committee held twenty meetings in 2010. The board of directors has determined that all the members of the audit committee are independent directors as defined under NASDAQ rules, including the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act. The board has determined that Mr. Haroian is an "audit committee financial expert" as defined in applicable SEC rules. The responsibilities of the audit committee include:

  •
  appointing, approving the compensation of, and overseeing the independence of our independent registered public accounting firm;

  •
  oversight of our independent registered public accounting firm, including the receipt and consideration of reports from such firm;

  •
  reviewing and discussing our audited financial statements and related disclosures with management and our independent registered public accounting firm;

  •
  coordination of the board's oversight of our internal accounting controls for financial reporting and our disclosure controls and procedures, as well as the administration of our code of business conduct and ethics;

  •
  overseeing our internal audit function;

  •
  establishing policies for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters;

  •
  meeting independently with members of our internal auditing staff and our independent registered public accounting firm;

  •
  receiving and reviewing the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence and discussing with the independent registered public accounting firm any disclosed relationships between them and our company; and

  •
  preparing the audit committee report for our annual proxy statement required by SEC rules.

  Compensation Committee

        The members of the compensation committee are Donald Casey and Stephen Jennings. Mr. Casey chairs the compensation committee. The compensation committee held eleven meetings in 2010. The board of directors has determined that all the members of the compensation committee are independent directors as defined under NASDAQ rules. The purpose of the compensation committee is to discharge the responsibilities of the board relating to compensation of executive officers. Specific responsibilities of the compensation committee include:

  •
  annually reviewing and approving, or making recommendations to the independent members of the board with respect to, corporate goals and objectives relevant to chief executive officer and other executive officer compensation;

  •
  making recommendations to the independent members of the board with respect to, the compensation of our chief executive officer and chief financial officer and reviewing and approving the compensation of our other executive officers;

  •
  overseeing an evaluation of executive officers;

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  overseeing and administering cash and equity incentive plans;

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  reviewing and making recommendations to the board with respect to director compensation;

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  reviewing and discussing annually with management our "Compensation Discussion and Analysis"; and

  •
  preparing the compensation committee report required by SEC rules.

  Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Donald Casey, Gary Haroian, Stephen Jennings and Joan McArdle. Mr. Jennings chairs this committee. The nominating and corporate governance committee held two meetings in 2010. Our nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become directors;

  •
  recommending to the board the persons to be nominated for election as directors and to each of the board committees;

  •
  developing and recommending to the board corporate governance principles; and

  •
  overseeing an annual evaluation of the board.

Audit Committee Report

        The audit committee has reviewed and discussed the audited consolidated financial statements of AspenTech and its subsidiaries for fiscal 2010, and has discussed these financial statements with AspenTech's management and independent registered public accounting firm for fiscal 2010, KPMG LLP.

        The audit committee has also received from, and discussed with, AspenTech's independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        KPMG LLP also provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. The audit committee has discussed with KPMG LLP its independence from AspenTech. The audit committee also considered whether the provision of other, non-audit related services referred to under the heading "Independent Registered Public Accounting Firm Fees and Other Matters" is compatible with maintaining the independence of the registered public accounting firm.

        Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AspenTech's Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

AUDIT COMMITTEE
Donald P. Casey Gary E. Haroian Joan C. McArdle

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing by Aspen Technology, Inc. under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

 Compensation Committee Report

        The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board, and the board has agreed, that the section entitled "Compensation Discussion and Analysis" as it appears above be included in this proxy statement.

COMPENSATION COMMITTEE
Donald P. Casey Stephen M. Jennings

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing by Aspen Technology, Inc. under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

 DIRECTOR COMPENSATION

Compensatory Arrangements with Directors

        The following table provides information regarding the compensation paid to our non-employee directors in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Donald P. Casey	$201,638	$93,113	$294,751
Gary E. Haroian	174,638	93,113	267,751
Stephen M. Jennings	216,638	93,113	309,751
Joan C. McArdle	164,638	93,113	257,751
David M. McKenna	102,638	93,113	195,751
Michael Pehl	100,138	93,113	193,251

(1)
The amounts shown represent the grant date fair value calculated in accordance with ASC Topic 718 with respect to restricted stock units granted to the directors. Each restricted stock unit was fully vested on the grant date. The aggregate number of option awards outstanding held by each of our non-employee directors as of June 30, 2010 was as follows: Mr. Casey, 48,000; Mr. Haroian, 48,000; Mr. Jennings, 75,548; Ms. McArdle, 75,548; Mr. McKenna, 24,000; and Mr. Pehl, 60,000.

        In fiscal 2010, we paid our non-employee directors an annual fee of $25,000 for their services as directors, and we paid annual retainers as set forth in the table below. All annual retainers are payable in monthly installments.

Position	Retainer
Chairman of the Board	$75,000
Audit Committee Chair	30,000
Audit Committee Member	20,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500

        We also paid each director $2,500 for participation in our quarterly board meetings, and $2,000 for participation in all other board or committee meetings of at least one hour duration. All participation fees are payable quarterly.

        In January 2008 the board of directors determined to grant each non-employee director options to purchase 21,000 shares of our common stock on the second trading day immediately following our becoming current in our SEC filings. Of those shares, 15,000 would vest immediately on the date of grant and the balance would vest in two equal quarterly installments on the last business day of the two quarters following the date of grant. The options would have an exercise price equal to the closing price of our common stock on the business day immediately preceding the date of grant and would have a term of ten years.

        In October 2009 the board determined to supersede the aforementioned January 2008 resolution and resolved instead to grant 9,750 restricted stock units to each non-employee director contemporaneously with the next annual program grant to our employees. The restricted stock units were granted on November 9, 2009, and were fully vested on the grant date. The board further resolved that each non-employee director be paid cash in an amount equal to 5,250 times the closing price per share of our common stock on the last trading day before the grant date, which was the date of program grants to our employees. Payment was made no later than thirty days following date of grant.

        We require our directors to own shares of our common stock with a dollar value equal to their annual retainer.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our charter limits the personal liability of our directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

        The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we have entered into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys' fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers.

        We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS

        The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a "related party." For purposes of this discussion, a "related-party transaction" is a transaction, arrangement or relationship:

  •
  in which we participate;

  •
  that involves an amount in excess of $120,000; and

  •
  in which a related party has a direct or indirect material interest.

        Since July 1, 2009 through the date of this proxy statement, there have been no related-party transactions, except for the executive officer and director compensation arrangements described in the sections "Management—Director Compensation" and "—Executive Compensation."

        The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

        Since July 1, 2009 through the date of this proxy statement, there have been no related-party transactions that were specifically contemplated by our charter or by-laws and excepted from the definition of related-party transactions according to the preceding exception.

STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders

        The following tables set forth certain information, as of October 18, 2010, with respect to the beneficial ownership of our common stock by:

  •
  each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our executive officers and directors;

  •
  our executive officers and directors as a group; and

  •
  each of the selling stockholders.

        As of October 18, 2010, a total of 93,056,856 shares of common stock were outstanding. In the following table, (a) shares under "Right to Acquire" include shares subject to options and restricted stock units that were vested as of October 18, 2010 or will vest within 60 days of October 18, 2010 and (b) unless otherwise noted, each person identified possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The information in this table is based upon information supplied by executive officers, directors, principal and selling stockholders and

Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of Aspen Technology, Inc., 200 Wheeler Street, Burlington, Massachusetts 08103.

			Total
	Outstanding Shares	Right to Acquire
Name of Holder			Number	%
5% Stockholders
Waddell & Reed Financial, Inc	14,683,233	—	14,683,233	15.8%
6300 Lamar Avenue Overland Park, KS 66202
Funds managed by Advent International Corporation	8,812,336	—	8,812,336	9.5
75 State Street, 29th Floor Boston, MA 02109
Brown Brothers Harriman & Co.	5,128,373	—	5,128,373	5.5
140 Broadway New York City, NY 10005
Third Point LLC	5,021,000	—	5,021,000	5.4
390 Park Avenue New York, New York 10022
Cadian Capital Management, LLC	4,785,818	—	4,785,818	5.2
461 Fifth Avenue, 24th Floor New York, New York 10017
Named Executive Officers and Directors
Mark E. Fusco	221,625	1,936,250	2,157,875	2.3
Mark. P. Sullivan	15,575	3,093	20,756	*
Manolis E. Kotzabasakis	35,553	472,361	510,143	*
Frederic G. Hammond	29,009	237,769	268,144	*
Antonio J. Pietri	64,782	87,525	152,307	*
Joan C. McArdle	186,492	78,848	265,340	*
Stephen M. Jennings	11,492	78,848	90,340	*
Michael Pehl	15,898	63,300	79,198	*
Donald P. Casey	11,492	51,300	62,792	*
Gary E. Haroian	11,492	51,300	62,792	*
David M. McKenna	11,492	27,300	38,792	*

All executive officers and directors as a group (11 persons)	614,902	3,087,894	3,702,796	3.8%

*
Less than 1.0%.

        The securities attributed to Advent International Corporation, a global private equity firm, include shares held by the following funds of which it is the general partner: (i) 62,387 shares held by Advent Partners II Limited Partnership, (ii) 32,689 shares held by Advent Partners DMC III Limited Partnership, (iii) 54,523 shares held by Advent Partners GPE-IV Limited Partnership, (iv) 10,563 shares held by Advent Partners GPE-III Limited Partnership, and (v) 3,137 shares held by Advent Partners (NA) GPE-III Limited Partnership. Advent International Corporation is also the general partner of Advent International Limited Partnership and the securities attributed to Advent International Corporation also include the following shares held by funds of which Advent International Partnership is the general partner: (i) 1,233,729 shares held by Global Private Equity III Limited Partnership,

(ii) 4,307,720 shares held by Global Private Equity IV Limited Partnership, (iii) 123,365 shares held by Advent PGGM Global Limited Partnership, (iv) 569,617 shares held by Digital Media & Communications III Limited Partnership, (v) 282,007 shares held by Digital Media & Communications III-A Limited Partnership, (vi) 70,485 shares held by Digital Media & Communications III-B Limited Partnership, (vii) 1,128,000 shares held by Digital Media & Communications III-C Limited Partnership, (viii) 211,489 shares held by Digital Media & Communications III-D C.V., (ix) 141,004 shares held by Digital Media & Communications III-E C.V., and (x) 581,621 shares held by Advent Energy II Limited Partnership. With respect to the shares of our common stock held by the Advent funds, a group of individuals currently composed of Ernest G. Bachrach, David M. McKenna, David M. Mussafer, Michael Pehl and Steven M. Tadler exercises voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Bachrach, Mr. McKenna, Mr. Mussafer, Mr. Pehl and Mr. Tadler disclaims beneficial ownership of the shares held by the Advent funds except to the extent of their pecuniary interest therein.

        The securities attributed to Waddell & Reed Financial, Inc. are beneficially owned by one or more open-end investment companies or other managed accounts that are advised or sub-advised by Ivy Investment Management Company, or IICO, an investment advisory subsidiary of Waddell & Reed Financial, Inc., or WDR, or Waddell & Reed Investment Management Company, or WRIMCO, an investment advisory subsidiary of Waddell & Reed, Inc., or WRI. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company, or WRFSI. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of these securities.

        The securities attributed to Third Point LLC are beneficially owned by Third Point LLC and Daniel S. Loeb and 3,700,900 of these securities are beneficially owned by Third Point LLC, Daniel S. Loeb, Third Point Offshore Master Fund, L.P. and Third Point Advisors II L.L.C.

        The securities attributed to Cadian Capital Management, LLC are beneficially owned by Cadian Capital Management, LLC and Eric Bannasch.

        The securities attributed to Brown Brothers Harriman & Co. are beneficially owned by 1818 Master Partners, Ltd., of which Brown Brothers Harriman & Co. is a control person based upon its holdings of all the voting interests in, and directing the management of, 1818 Master Partners, Ltd. Richard H. Witmer and Timothy E. Hatch are the sole and exclusive persons of Brown Brothers Harriman & Co. having voting power and investment power with respect to the investments of 1818 Master Partners, Ltd. and, therefore, may be deemed to beneficially own these shares.

        The securities attributed to Ms. McArdle include 175,000 shares of common stock held by Massachusetts Capital Resource Company. Ms. McArdle serves as a senior vice president of Massachusetts Capital Resource Company and may be deemed to have shared voting power over these shares. Ms. McArdle disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, during fiscal 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Accountant Fees

        The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm for each of the last two fiscal years:

	Year Ended June 30,
	2010	2009
	(In thousands)
Fee Category
Audit fees	$4,115	$5,052
Tax fees	69	—
All other fees	—	—

Total fees	$4,184	$5,052

        "Audit fees" consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

        "Tax fees" consist of fees for tax compliance, tax advice and tax planning services.

Audit Committee Pre-Approval Policies and Procedures

        The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, NY 11717, or contact our Secretary at Aspen Technology, Inc. 200 Wheeler Road, Burlington, Massachusetts 01803. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

 OTHER MATTERS

        The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Frederic G. Hammond
Secretary
October 28, 2010

        A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2010, AS FILED WITH THE SEC, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2010 TO OUR SECRETARY AT ASPEN TECHNOLOGY, INC., 200 WHEELER ROAD, BURLINGTON, MASSACHUSETTS 01803.

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for

Annual Meeting of Stockholders to be held December 16, 2010

The undersigned hereby authorizes and appoints Mark E. Fusco, Mark P. Sullivan and Frederic G. Hammond, and each of them, as proxies with full power of substitution, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc. (the “Company”), held of record by the undersigned as of the close of business on October 18, 2010, at the Annual Meeting of Stockholders to be held on Thursday, December 16, 2010, at 9 a.m. Eastern time at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, “FOR” THE SPECIFIED NOMINEES IN PROPOSAL ONE, “FOR” PROPOSAL TWO AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENTS THEREOF:

Continued and to be signed on reverse side

ASPEN TECHNOLOGY, INC

200 WHEELER ROAD

BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1 800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ASPENTECH KEEP THIS PORTION FOR YOUR RECORDS.

DETACH AND RETURN THIS PORTION ONLY.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

	For All	Withhold All	For All Except
PROPOSAL ONE: ELECTION OF DIRECTORS

1. Nominee Donald P. Casey	☐	☐	☐

2. Nominee Stephen M. Jennings	☐	☐	☐

3. Nominee Michael Pehl	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	For	Against	Abstain
	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date      Signature (Joint Owners)         Date